SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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EIGER BIOPHARMACEUTICALS, INC.

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(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 10, 2020

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Eiger BioPharmaceuticals, Inc., a Delaware corporation (the “Company”). The meeting will be held on Wednesday, June 10, 2020 at 10:30 a.m. local time at 2155 Park Blvd., Palo Alto, CA 94306 for the following purposes:

1.

To elect our three nominees for director named herein to serve as Class II directors to hold office until the 2023 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified.

2.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement accompanying this Notice.

3.	To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers.

4.	To ratify the selection by the Audit Committee of our Board of Directors of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020.

5.	To conduct any other business properly brought before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 20, 2020. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment or postponement thereof.

We intend to hold the Annual Meeting in person. However, we are sensitive to the public health and travel concerns our management, directors and stockholders may have regarding the evolving COVID-19 pandemic and the related protocols that federal, state and local governments may impose. As a result, we may decide to hold the Annual Meeting in a different location or solely by means of remote communication (i.e., a virtual-only meeting). Any such change will be announced via a press release that will be filed as additional soliciting material with the Securities and Exchange Commission as soon as reasonably practicable before the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on

Wednesday, June 10, 2020 at 10:30 a.m. local time at 2155 Park Blvd., Palo Alto, CA 94306.

The proxy statement and annual report to stockholders

are available electronically at www.proxyvote.com.

By Order of the Board of Directors

General Counsel, Corporate Secretary, and Chief Compliance Officer

Palo Alto, California

April 28, 2020

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote by proxy over the telephone or through the internet, or by completing, dating, signing and returning the enclosed proxy as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held through a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

EIGER BIOPHARMACEUTICALS, INC.

2155 PARK BLVD.

PALO ALTO, CA 94306

PROXY STATEMENT

FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because our Board of Directors (the “Board”) is soliciting your proxy to vote at the 2020 Annual Meeting of Stockholders (the “Annual Meeting”), including any votes related to adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice. In this proxy statement, “we”, “us”, “our” and “Eiger” refer to Eiger BioPharmaceuticals, Inc.

We intend to mail the Notice on or about April 28, 2020 to all stockholders of record entitled to vote at the Annual Meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, after May 11, 2020.

How do I attend the annual meeting?

The meeting will be held on June 10, 2020 at 10:30 a.m. local time at 2155 Park Blvd., Palo Alto, CA 94306. Information on how to vote in person at the annual meeting is below. Please note that while we intend to hold the Annual Meeting in person at the location set forth above, we are sensitive to the public health and travel concerns our management, directors and stockholders may have regarding the evolving COVID-19 pandemic and the related protocols that federal, state and local governments may impose. As a result, we may decide to hold the Annual Meeting in a different location or solely by means of remote communication (i.e., a virtual-only meeting). Any such change will be announced via a press release that will be filed as additional soliciting material with the SEC as soon as reasonably practicable before the Annual Meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 20, 2020 will be entitled to vote at the annual meeting. On this record date, there were 24,570,359 shares of common stock outstanding and entitled to vote. A list of stockholders entitled to vote at the Annual Meeting will be available for examination during normal business hours for ten days before the Annual Meeting at our address above. To the extent office access is impracticable due to the recent COVID-19 pandemic, you may send a written request to the Corporate Secretary at our corporate headquarters, and we will arrange a way for you to inspect the list.

Stockholder of Record: Shares Registered in Your Name

If on April 20, 2020 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 20, 2020 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are four matters scheduled for a vote:

•	Election of three Class II directors to hold office until the 2023 Annual Meeting of Stockholders;

•	Advisory approval of the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement in accordance with SEC rules;

•	Advisory indication of the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers; and

•	Ratification of selection by the Audit Committee of the Board of Directors of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. With regard to your advisory vote on how frequently we should solicit stockholder advisory approval of our Named Executive Officer compensation, you may vote for any one of the following: “One Year,” “Two Years,” or “Three Years,” or you may abstain from voting on that matter. For each of the other matters to be voted on, you may vote “For,” “Against” or abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using a proxy card that you may request and that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•

To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your telephone vote must be received by 11:59 p.m., Eastern Time on June 9, 2020 to be counted.

•

To vote through the internet, go to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your internet vote must be received by 11:59 p.m. Eastern Time on June 9, 2020 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received Notice containing voting instructions from that organization rather than from Eiger. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 20, 2020.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or in person at the annual meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. In this regard, under the rules of the New York Stock Exchange (NYSE), brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. Proposals 1, 2 and 3 are considered to be “non-routine” under NYSE rules, meaning that your broker may not vote your shares on that proposal in the absence of your voting instructions. However, Proposal 4 is considered a “routine” matter under NYSE rules, meaning that if you do not return voting instructions to your broker before its deadline, your shares may be voted by your broker in its discretion on Proposal 4.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of the nominees for director; “For” the advisory approval of named executive officer compensation; for “One Year” as the preferred frequency of advisory votes to approve executive compensation; and “For” the ratification of the selection by the Audit Committee of the Board of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one set of Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to Eiger’s Secretary at 2155 Park Blvd., Palo Alto, California 94306.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 29, 2020, to Eiger’s Secretary at 2155 Park Blvd., Palo Alto, California 94306. If you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in next year’s proxy materials, you must provide specified information in writing to our corporate Secretary at the address above no earlier than February 10, 2021, and no later than March 12, 2021; provided, however, that if our 2021 annual meeting of stockholders is held before May 11, 2021, or after July 10, 2021, notice by the stockholder to be timely must be received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. You are also advised to review the Company’s Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, each proposal as follows:

•	For Proposal 1, the proposal to elect directors, votes “For” and “Withhold” will be counted for each nominee. Broker non-votes will not be counted towards the vote total for any nominee.

•

For Proposals 2, to approve on an advisory basis the compensation of the Company’s named executive officers as disclosed in the Proxy Statement, “For” and “Against” and abstentions will be counted, with abstentions having the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards this proposal.

•

For Proposal 3, to indicate on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers, “One Year,” “Two Year” and “Three Year” votes and abstention will be counted. In the event that no frequency receives a majority of the votes, the Company will consider the frequency that receives the most votes cast to be the frequency preferred by our stockholders. Broker non-votes have no effect and will not be counted towards this proposal.

•

For Proposals 4, to ratify they selection by the Audit Committee of our Board of Directors of KPMG LLP as our independent registered public accounting firm, “For” and “Against” and abstentions will be counted, with abstentions having the same effect as “Against” votes.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by applicable stock exchange rules to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Election of Directors	Nominees receiving the most “For” votes	No effect	None(1)

2	Approval on an advisory basis of the compensation of the Company’s named executive officers	“For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter	Against	None

3	Advisory vote on the frequency of stockholder advisory votes on executive compensation	The frequency receiving the votes of the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter	No effect	None

4	Ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.	“For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter	Against	Not applicable(2)

(1)

While “Withhold” votes and broker non-votes will have no effect on the outcome of the vote, we have adopted a Director Resignation Policy pursuant to which any nominee for director at the Annual Meeting would be required to submit an offer of resignation for consideration by the Nominating and Governance Committee if such nominee for director receives a greater number of “Withhold” votes from his election than votes “For” such election. For more information on this policy see the section titled “Information Regarding the Board of Directors and Corporate Governance—Director Resignation Policy.”

(2)

This proposal is considered to be a “routine” matter under NYSE rules. Accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank or other agent that holds your shares, your broker, bank or other agent has discretionary authority under NYSE rules to vote your shares on this proposal.

How does the Board of Directors recommend that I vote?

Our Board of Directors recommends that you vote “For” the election of the nominees for director in Proposal 1;“For” the advisory approval of named executive officer compensation; for “One Year” as the preferred frequency of advisory votes to approve executive compensation; and “For” the ratification of the selection by the Audit Committee of the Board of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 24,570,359 shares outstanding and entitled to vote. Thus, the holders of 12,285,180 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What proxy materials are available on the internet?

The proxy statement, Form 10-K and annual report to stockholders are available at www.proxyvote.com.

Why do you discuss both Celladon Corporation and Eiger BioPharmaceuticals, Inc. in this Proxy Statement?

On March 22, 2016, Celladon Corporation (“Celladon”), completed a business combination with privately-held Eiger BioPharmaceuticals, Inc. (“Private Eiger”) in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated as of November 18, 2015, by and among Celladon, Celladon Merger Sub, Inc. (“Merger Sub”), and Private Eiger, pursuant to which Merger Sub merged with and into Private Eiger, with Private Eiger surviving as a wholly-owned subsidiary of Celladon (the “Merger”). Immediately following the Merger, Celladon changed its name to “Eiger BioPharmaceuticals, Inc.” In connection with the closing of the Merger, our common stock began trading on The Nasdaq Global Market under the ticker symbol “EIGR” on March 23, 2016.

All references to “Eiger,” “we,” “us” or “our” in this Proxy Statement mean Eiger BioPharmaceuticals, Inc., the combined company.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

Our Board of Directors presently has seven members. There are three directors in the class whose term of office expires in 2020: Jeffrey S. Glenn, M.D., Ph.D., Evan Loh, M.D., and Amit K. Sachdev, J.D., each of whom is a nominee for director and currently a director of the Company. Based on the recommendation of the Nominating and Governance Committee, the Board nominated each of the nominees for reelection. Jeffrey S. Glenn was elected to the Board prior to the completion of the Merger. Evan Loh was appointed to the Board in September of 2017 and Amit K. Sachdev was appointed to the Board in April of 2019, and were originally recommended for election to our Board of Directors by members of our Nominating and Governance Committee, each to serve as a Class II director. If elected at the annual meeting, each of the Class II nominees would serve until the 2023 annual meeting and until his or her successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal.

It is the Company’s policy to invite and encourage directors and nominees for director to attend the Annual Meeting. Six directors attended the 2019 Annual Meeting.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead will be voted for the election of a substitute nominee proposed by Eiger. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.

Although the election of directors at the Annual Meeting is uncontested and directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors, and we therefore expect that each of the named nominees for director will be elected at the Annual Meeting, we have adopted a Director Resignation Policy pursuant to which any nominee for director at the Annual Meeting would be required to submit an offer of resignation for consideration by the Nominating and Governance Committee if such nominee for director receives a greater number of “Withhold” votes from his election than votes “For” such election. For more information on this policy see the section titled “Information Regarding the Board of Directors and Corporate Governance—Director Resignation Policy.”

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Set forth below is certain biographical information as of April 20, 2020 for each nominee and each director whose term will continue after the Annual Meeting.

Name	Age	Director Class
David A. Cory R.Ph	56	Class I
David Apelian, M.D., Ph.D.	55	Class I
Christine Murray, M.S., R.A.C.	59	Class I
Thomas J. Dietz, Ph.D.	56	Class III
Jeffrey S. Glenn, M.D., Ph.D.	57	Class II
Evan Loh, M.D.	61	Class II
Amit K. Sachdev, J.D.	52	Class II

NOMINEES FOR ELECTION TO CLASS II FOR A THREE-YEAR TERM EXPIRING AT THE 2023 ANNUAL MEETING

Jeffrey S. Glenn, M.D., Ph.D. Jeffrey Glenn served as a member of Private Eiger’s board of directors since his appointment in 2008 until the completion of the Merger in March 2016. Since the completion of the Merger, Dr. Glenn has served on our Board. Dr. Glenn is a Professor of Medicine, Division of Gastroenterology & Hepatology, and Microbiology & Immunology at Stanford University School of Medicine, where he has been since 2000, and the Director of the Center for Hepatitis and Liver Tissue Engineering since 2006. Dr. Glenn is also the scientific founder of Eiger. Dr. Glenn earned a B.A. in biochemistry and French civilization from the University of California, Berkeley (summa cum laude) and both a M.D. and Ph.D. in biochemistry from the University of California, San Francisco. He also completed an internal medicine residency and a gastroenterology fellowship at Stanford University Medical Center. We believe Dr. Glenn’s qualifications to sit on the Board include his medical and research background.

Evan Loh, M.D. Evan Loh has served as a member of our Board since September 2017. Dr. Loh has served as the Chief Executive Officer of Paratek Pharmaceuticals, Inc. (Nasdaq: PRTK) since June 2019. Prior to that, Dr. Loh served as Chief Operating Officer from January 2017 to June 2019 and as President and Chief Medical Officer from July 2014, in each case until June 2019, and as a member of its board of directors. Dr. Loh was appointed President of Paratek Pharmaceuticals, Inc. (prior to its merger with Transcept Pharmaceuticals, Inc.) in June 2014 and Chief Medical Officer in June 2012 and was the Chairman of the Board of Directors of Paratek Pharmaceuticals, Inc. (prior to its merger with Transcept Pharmaceuticals, Inc.) from June 2012 to June 2014. From October 2009 to January 2012, Dr. Loh served as Senior Vice President, Development and Strategic Operations, Worldwide Research and Development, at Pfizer Inc. From January 2007 to October 2009, Dr. Loh was Vice President, Clinical Research & Development at Wyeth. He is the 2006 and 2019 recipient of the Heroes of Chemistry Award from the American Chemical Society for his leadership roles in the development of Tygacil and Nuzyra, respectively. He currently serves as Chairman of the Antimicrobials Working Group, an industry leading organization of biotech companies focused on antimicrobial development. Dr. Loh has served as a faculty member at both Harvard Medical School and the University of Pennsylvania School of Medicine. Dr. Loh received his A.B. from Harvard College and his M.D. from Harvard Medical School. He completed his Internal Medicine and Cardiovascular fellowship training at Brigham and Women’s Hospital. We believe Dr. Loh’s qualifications to sit on the Board include his experience in senior executive management roles with large, international biopharmaceutical companies.

Amit K. Sachdev, J.D. Amit K. Sachdev has served as a member of our Board since April 2019. Mr. Sachdev serves as Executive Vice President, Chief Patient Officer of Vertex Pharmaceuticals, Inc (Nasdaq: VRTX), where he is a member of the Executive Committee and has served as an executive officer since 2007. At Vertex, he oversees Regulatory Affairs, Government Affairs, Public Policy, and Patient Advocacy and Engagement.

Prior to joining Vertex, Mr. Sachdev served as Executive Vice President at the Biotechnology Innovation Organization (BIO) and was Deputy Commissioner for Policy at the U.S. Food and Drug Administration (FDA) where he held several senior executive appointments. Earlier in his career, Mr. Sachdev served as Majority Counsel to the Committee on Energy and Commerce in the U.S. House of Representatives and practiced law at the American Chemistry Council and also at the firm Ropes & Gray LLP. Mr. Sachdev received his B.S. from Carnegie Mellon and his J.D. from Emory University School of Law. We believe Mr. Sachdev’s qualifications to sit on the Board include his experience in healthcare public policy, global regulatory affairs, and market access as well his senior executive management experience in the biopharmaceutical industry and federal government.

CLASS III DIRECTOR

CONTINUING IN OFFICE UNTIL THE 2021 ANNUAL MEETING

Thomas J. Dietz, Ph.D. Thomas Dietz served as a member of Private Eiger’s board of directors since his appointment in October 2015 until the completion of the Merger in March 2016. Since the completion of the Merger, Dr. Dietz has served as Chairman of our Board. Dr. Dietz has more than 30 years of life-sciences industry experience. Dr. Dietz has served as Chairman and CEO of Waypoint Holdings, LLC, a financial services firm, since December 2010. Dr. Dietz was previously co-CEO and then CEO and a director of Pacific Growth Equities, LLC, an investment bank and institutional brokerage firm, from 2004 to January 2009, when the firm was acquired by Wedbush Securities, a financial services firm. Dr. Dietz subsequently served as head of the investment banking division at Wedbush until November 2010. Dr. Dietz joined Pacific Growth in 1993 and served in various roles, including senior roles in equities research and investment banking, prior to taking the CEO role there. Previously, Dr. Dietz was a member of the research faculty in the Department of Medicine, University of California, San Francisco and the VA Medical Center. Dr. Dietz holds a Ph.D. in molecular biology and biochemistry from Washington University in St. Louis and was a National Science Foundation Post-Doctoral Fellow. He also currently serves as Chairman of AgBiome, LLC, and is a board member of Paratek Pharmaceuticals, Inc, (Nasdaq: PRTK) and Leap Therapeutics, Inc, (Nasdaq: LPTX) in addition to several other private companies. We believe Dr. Dietz’s qualifications to sit on the Board include his medical and research background and extensive finance and executive experience in the financial services industry.

CLASS I DIRECTORS

CONTINUING IN OFFICE UNTIL THE 2022 ANNUAL MEETING

David A. Cory, R.Ph. David Cory served as the President and Chief Executive Officer and a member of the board of directors of Private Eiger from 2009 until the completion of the Merger in March 2016. Since the completion of the Merger, Mr. Cory has served as our President and Chief Executive Officer and a member of our Board. Previously, Mr. Cory was Chief Executive Officer of DiObex from 2007 to 2008 and President and Chief Operating Officer at Prestwick Pharmaceuticals from 2004 to 2006. Mr. Cory was Co-Founder and Acting Chief Commercial Officer at CoTherix in 2003 and Senior Vice President of Sales and Marketing at InterMune from 2000 to 2003. Previously, Mr. Cory held positions of increasing responsibility in Commercial Operations at Glaxo, Glaxo Wellcome, and Glaxo Smith Kline. Mr. Cory earned a B.S. in Pharmacy from the University of Cincinnati, College of Pharmacy and an M.B.A. from the University of Maryland University College. We believe Mr. Cory’s qualifications to sit on the Board include his extensive management and commercial experience in the biopharmaceutical industry.

David Apelian, M.D., Ph.D. David Apelian has served as a member of our Board since June 2017 and previously as our Chief Operating Officer and Executive Medical Officer from January 2018 to June 2019. Dr. Apelian has been the CEO of BlueSphere Bio since July 2019. Prior to joining Eiger, Dr. Apelian served as Executive Vice President and Chief Medical Officer of Achillion Pharmaceuticals, Inc., from May 2013 to December 2017. From 2005 to 2013, Dr. Apelian was Chief Medical Officer and subsequently head of R&D and Regulatory Affairs for GlobeImmune. He was previously at Bristol-Myers Squibb, where he served as Clinical Director and Medical Leader for development of Baraclude® (entecavir) for chronic HBV through NDA filing. Prior to that,

Dr. Apelian was Clinical Director in the Department of Hepatology & Gastroenterology at Schering Plough, where he coordinated a supplemental NDA filing for interferon alpha-2b and ribavirin for the treatment of pediatric patients with chronic HCV. Dr. Apelian completed his residency training in pediatrics at New York Hospital, Cornell Medical Center. He received his Ph.D. in Biochemistry from Rutgers University and his M.D. from the University of Medicine and Dentistry of New Jersey. He also holds an M.B.A. from Quinnipiac University and B.A. in Biochemistry from Rutgers University. We believe Dr. Apelian’s qualifications to sit on the Board include his extensive experience in clinical development and regulatory compliance.

Christine Murray, M.S., R.A.C. Christine Murray has served as a member of our Board since January 2019. Ms. Murray has served as Senior Vice President of Global Regulatory Affairs at Ultragenyx Pharmaceutical, Inc. (Nasdaq: RARE) since July 2018. Prior to joining Ultragenyx Pharmaceutical, Inc. in April 2017 as Vice President of Global Regulatory Affairs, Ms. Murray was Vice President of Regulatory Affairs at Raptor Pharmaceuticals, a company that developed products for serious, ultra-rare diseases, from 2015 to February 2017. Raptor Pharmaceuticals was acquired by Horizon Pharma plc. in 2017. Ms. Murray also held positions of increasing responsibility at a number of biopharma companies including Achaogen, Inc. from 2011 to 2015, Alexza Pharmaceuticals, Inc. from 2008 to 2011, and Gilead Sciences, Inc. from 2004 to 2008, in Regulatory Affairs and Quality Assurance. Ms. Murray holds a BS in Biochemistry from Liverpool University, UK, an MS in Clinical Biochemistry from the University of Newcastle-upon-Tyne, UK, and a Regulatory Affairs Certification from the University of California Santa Cruz Extension. We believe Ms. Murray’s qualifications to sit on the Board include her global regulatory expertise and senior management experience in the biopharmaceutical industry.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under The Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that, other than Mr. Cory, by virtue of his position as President and Chief Executive Officer, and Dr. Apelian, by virtue of his position as Chief Operating Officer and Executive Medical Officer until June 2019, each of the Company’s directors is independent within the meaning of the applicable Nasdaq listing standards. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company.

BOARD LEADERSHIP STRUCTURE

The Board of Directors of the Company has an independent chair, Dr. Dietz, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Chairman of the Board has substantial ability to shape the work of the Board. The Company believes that separation of the positions of the Chairman and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, the Company believes that having an independent Chairman creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders. As a result, the Company believes that having an independent Chairman can enhance the effectiveness of the Board as a whole.

ROLE OF THE BOARD IN RISK OVERSIGHT

One of the Board’s key functions is informed oversight of the Company’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. The Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. The Nominating and Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. The Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible. The Board has delegated to the Board’s lead independent director the responsibility of coordinating between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met four times during the last fiscal year. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.

The following table provides membership and meeting information for fiscal 2019 for each Board committee.

Name	Audit	Compensation	Nominating and Governance
David A. Cory, R.Ph
David Apelian, M.D., Ph.D.
Thomas Dietz, M.D., Ph.D.	*	X	X
Evan Loh, M.D.		*	X
Jeffrey S. Glenn, M.D., Ph.D.	X	X
Eldon Mayer(1)	X		*
Christine Murray, M.S., R.A.C.(2)	X		X
Amit K. Sachdev, J.D.(3)		X
Total meetings in 2019	5	6	3

*	Committee Chairperson
(1)	Mr. Mayer resigned from the Board and any committees thereof effective as of January 6, 2020.
(2)	Ms. Murray joined the committees listed above effective as of April 1, 2019.
(3)	Mr. Sachdev was appointed to the Board effective as of April 15, 2019 and as the Chair of the Nominating and Governance Committee on March 12, 2020, effective as of April 1, 2020.

Below is a description of each standing committee of the Board of Directors.

Audit Committee

Following Mr. Mayer’s resignation from the Board and all committees thereof effective as of January 6, 2020, the Audit Committee of the Board of Directors is composed of three directors: Dr. Dietz (Chair), Dr. Glenn and

Ms. Murray. Ms. Murray was appointed to the Audit Committee effective April 1, 2019. The Audit Committee met five times during the fiscal year. The Board has adopted a written Audit Committee charter that is available to stockholders on the Company’s website at http://ir.eigerbio.com/phoenix.zhtml?c=254349&p=irol-govhighlights.

The Board of Directors has determined that each member of the Audit Committee meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

In addition, the Board of Directors reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) of the Nasdaq listing standards and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

The Board of Directors has also determined that Dr. Dietz qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Dr. Dietz’s level of knowledge and experience based on a number of factors, including the scope of his experience and nature of his employment in the corporate finance sector.

The Audit Committee was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act, to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The primary functions of the Audit Committee include:

•	evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;

•	reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;

•	monitoring the rotation of partners of our independent auditors on our engagement team as required by law;

•

prior to engagement of any independent auditor, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of our independent auditor;

•

reviewing our annual and quarterly financial statements and reports, including the disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with our independent auditors and management;

•

reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy and effectiveness of our financial controls;

•	reviewing with management and our auditors any earnings announcements and other public announcements regarding material developments;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters and other matters;

•	preparing the report that the SEC requires in our annual proxy statement;

•

reviewing and providing oversight of any related-person transactions in accordance with our related-person transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including our code of business conduct and ethics;

•	reviewing our major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented;

•	reviewing on a periodic basis our investment policy; and

•	reviewing and evaluating on an annual basis the performance of the Audit Committee, including compliance of the Audit Committee with its charter.

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2019 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Thomas Dietz

Jeffrey Glenn

Christine Murray

Compensation Committee

The Compensation Committee is composed of four directors: Dr. Loh (Chair), Dr. Dietz, Dr. Glenn, and Mr. Sachdev. The Compensation Committee met six times during the fiscal year. The Board has adopted a written Compensation Committee charter that is available to stockholders on the Company’s website at http://ir.eigerbio.com/phoenix.zhtml?c=254349&p=irol-govhighlights.

Our Board of Directors has determined that each member of the Compensation Committee is independent under Nasdaq listing standards and the rules and regulations of the SEC and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

The functions of the Compensation Committee include:

•

determining the compensation and other terms of employment of our chief executive officer and our other executive officers and reviewing and approving corporate performance goals and objectives relevant to such compensation;

•	reviewing and recommending to the full Board of Directors the compensation of our directors;

•

evaluating and administering our equity incentive plans, compensation plans, including pension and profit-sharing plans and deferred compensation plans, and other similar plans and programs advisable for us, as well as reviewing and recommending to our Board of Directors the adoption, modification or termination of our plans and programs;

•	establishing policies with respect to equity compensation arrangements;

•

to the extent required by applicable SEC rules, reviewing with management our disclosures under the caption “Compensation Discussion and Analysis,” when and as required by applicable rules and regulations of the SEC, and recommending to the full Board its inclusion in our periodic reports to be filed with the SEC; and

•	conducting an annual assessment of the performance of the Compensation Committee and its members, and the adequacy of its charter.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets as often as its members deem necessary or appropriate. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Company’s Chief Executive Officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the compensation committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence.

In January 2019, we retained Aon Consulting Services, Inc. (“Radford”), a national executive compensation consulting firm, because of its reputation and previous experience advising similarly situated companies. We requested that Radford conduct a review of our compensation structure and policies and review our executive compensation structure. Radford supported the Compensation Committee in the areas of executive and equity compensation, Board of Director compensation as well as an assessment of the Company’s various incentive plans, both cash and equity. Radford also provides support in addressing executive new hires on a case-by-case basis.

The Compensation Committee is expected to make most of the significant adjustments to annual compensation, determine bonus and equity awards and establish new performance objectives at one or more meetings held during the first quarter of the year. However, the Compensation Committee may also consider matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Board of Directors, which determines any adjustments to his compensation as well as awards to be granted. For all executives and directors as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee is currently or has been at any time one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Nominating and Governance Committee

The Nominating and Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, selecting or recommending to the Board for selection candidates for election to the Board of Directors, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board, and developing a set of corporate governance principles for the Company.

Following Mr. Mayer’s resignation from the Board and all committees thereof effective as of January 6, 2020, the Nominating and Governance Committee is composed of four directors: Mr. Sachdev (Chair), Dr. Dietz, Dr. Loh and Ms. Murray. Ms. Murray was appointed to the Nominating and Governance Committee effective April 1, 2019, and Mr. Sachdev was appointed as Chair on March 12, 2020, effective as of April 1, 2020. All members of the Nominating and Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Nominating and Governance Committee met three times during the fiscal year. The Board has adopted a written Nominating and Governance Committee charter that is available to stockholders on the Company’s website at http://ir.eigerbio.com/phoenix.zhtml?c=254349&p=irol-govhighlights.

The Nominating and Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements and having the highest personal integrity and ethics. The Nominating and Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Governance

Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee by majority vote which we expect will typically be recommended to the full Board.

The Nominating and Governance Committee will consider director candidates recommended by stockholders. The Nominating and Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Governance Committee at the following address: c/o Eiger BioPharmaceuticals, Inc., 2155 Park Blvd., CA 94306, Attn: Secretary, no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. Submissions must include the name and address of the Company stockholder on whose behalf the submission is made; the number of Company shares that are owned beneficially by such stockholder as of the date of the submission; the full name of the proposed candidate; a description of the proposed candidate’s business experience for at least the previous five years; complete biographical information for the proposed candidate; and a description of the proposed candidate’s qualifications as a director. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Historically, the Company has not provided a formal process related to stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. The Company believes its responsiveness to stockholder communications to the Board has been excellent. The Nominating and Governance Committee may from time to time give full consideration to the adoption of a formal process for stockholder communications with the Board and, if adopted, publish it promptly and post it to the Company’s website.

CODE OF ETHICS

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of the code is posted on the Corporate Governance section of our website, which is located at http://ir.eigerbio.com/phoenix.zhtml?c=254349&p=irol-govhighlights. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.

DIRECTOR RESIGNATION POLICY

We have adopted a Director Resignation Policy pursuant to which any nominee for director is required to submit an offer of resignation for consideration by the Nominating and Governance Committee if such nominee for director (in an uncontested election) receives a greater number of “Withhold” votes from his or her election than votes “For” such election. In such case, the Nominating and Governance Committee will then consider all of the relevant facts and circumstances and recommend to the Board the action to be taken with respect to such offer of resignation. The Board will then act on the Nominating and Governance Committee’s recommendation. Promptly following the Board’s decision, we would disclose that decision and an explanation of such decision in a filing with the SEC or a press release.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, the Company’s stockholders are entitled to vote to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with SEC rules.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in this proxy statement. The compensation of the Company’s named executive officers subject to the vote is disclosed in the compensation tables and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, the Company believes that its compensation policies and decisions are designed to meet two objectives: (i) to attract and retain talented and skilled executives by paying for performance and (ii) to align compensation of our executives with our stockholders through an appropriate mix of short-term and long-term compensation. Compensation of the Company’s named executive officers is designed to enable the Company to attract and retain talented and experienced executives to lead the Company successfully in a competitive environment.

Accordingly, the Board is asking the stockholders to indicate their support for the compensation of the Company’s named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion that accompanies the compensation tables, is hereby APPROVED.”

Because the vote is advisory, it is not binding on the Board or the Company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to the Board and the Compensation Committee, and accordingly the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the annual meeting. Unless the Board decides to modify its policy regarding the frequency of soliciting advisory votes on the compensation of the Company’s named executives, the next scheduled say-on-pay vote will be at the 2021 Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3

ADVISORY VOTE ON THE FREQUENCY OF

STOCKHOLDER ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act enable the Company’s stockholders, at least once every six years, to indicate their preference regarding how frequently the Company should solicit a non-binding advisory vote on the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statement. Accordingly, the Company is asking stockholders to indicate whether they would prefer an advisory vote every year, every other year, or every three years. Alternatively, stockholders may abstain from casting a vote. For the reasons described below, the Board recommends that the stockholders select a frequency of every year.

After considering the benefits and consequences of each alternative, the Board recommends that the advisory vote on the compensation of the Company’s named executive officers be submitted to the stockholders once each year.

The Board believes that an annual advisory vote on the compensation of the Company’s named executive officers is the most appropriate frequency for us at this time. Accordingly, the Board is asking stockholders to indicate their preferred voting frequency by voting for one, two or three years or abstaining from voting on this proposal. The alternative among one year, two years or three years that receives the votes of the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter at the 2020 Annual Meeting will be deemed to be the frequency preferred by the stockholders.

While the Board believes that its recommendation is appropriate at this time, the stockholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preferences, on an advisory basis, as to whether the non-binding advisory vote on the approval of the Company’s executive officer compensation practices should be held every year, every other year, or every three years. The option among those choices that receives the votes of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the 2020 Annual Meeting will be deemed to be the frequency preferred by the stockholders. In the event that no option receives a majority of the votes, the Company will consider the option that receives the most votes cast to be the frequency preferred by our stockholders.

The Board and the Compensation Committee value the opinions of the stockholders in this matter and, to the extent there is any significant vote in favor of one frequency over the other options, even if less than a majority, the Board will consider the stockholders’ concerns and evaluate any appropriate next steps. However, because this vote is advisory and, therefore, not binding on the Board or the Company, the Board may decide that it is in the best interests of the stockholders that the Company hold an advisory vote on executive compensation more or less frequently than the option preferred by the stockholders. The vote will not be construed to create or imply any change or addition to the fiduciary duties of the Company or the Board.

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF “ONE YEAR” ON PROPOSAL 3.

PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the annual meeting. KPMG LLP served as the independent registered public accounting firm of Private Eiger, the accounting acquirer in the Merger and has audited the Private Eiger’s financial statements beginning with the year ended December 31, 2015. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain KPMG LLP or another firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the annual meeting will be required to ratify the selection of KPMG LLP.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Current Independent Registered Public Accounting Firm Fees

The following table sets forth the fees for professional services rendered by KPMG LLP, the Company’s independent registered public accounting firm, in connection with the audits of our annual financial statements for the years ended December 31, 2019 and 2018 and for other services rendered by KPMG LLP during those periods.

	Fiscal Year Ended
	December 31, 2019	December 31, 2018
Audit Fees(1)	$1,045,988	$596,900
Audit-related Fees(2)	265,000	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$1,310,988	$596,900

(1)

Audit Fees consist of fees for professional services rendered in connection with the audit of our annual consolidated financial statements, including audited financial statements presented in our annual report on Form 10-K filed with the SEC, review of our quarterly financial statements presented in our quarterly reports on Form 10-Q, and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years.

(2)

Audit-related fees consist of fees for assurance and related services reasonably related to the performance of the audit or review of financial statements and that are not reported under the Audit Fees category.

On April 22, 2016, the Audit Committee approved the engagement of KPMG LLP as our independent registered public accounting firm. During the years ended December 31, 2014 and 2015, and the subsequent interim period through April 22, 2016, we did not, nor did anyone on our behalf, consult with KPMG LLP, regarding either (i) the application of accounting principles to a specific transaction, completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to us that was an important factor considered in reaching a decision as to accounting, auditing or financial reporting issues; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Regulation S-K 304(a)(1)(iv) and the related instructions to Regulation S-K 304, or a reportable event, as that term is defined in Regulation S-K 304(a)(1)(v).

We have furnished the foregoing disclosure to KPMG LLP.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, KPMG LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of services other than audit services by KPMG LLP is compatible with maintaining the principal accountant’s independence.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 4.

EXECUTIVE OFFICERS

The following table sets forth certain information with respect to our executive officers as of April 20, 2020. Biographical information with regard to Mr. Cory is presented under “Proposal 1—Election of Directors” in this Proxy Statement.

Name	Age	Position(s)
David Cory, R.Ph.	56	President, Chief Executive Officer and Director
Sriram Ryali	39	Chief Financial Officer
Stephana E. Patton, J.D., Ph.D.	49	General Counsel, Corporate Secretary, and Chief Compliance Officer
James Shaffer	53	Chief Business Officer
Eldon Mayer	58	Chief Commercial Officer

Sriram Ryali. Sriram Ryali has served as our Chief Financial Officer since December 2018. Prior to joining Eiger, Mr. Ryali was Vice President, Finance from 2017 to 2018, and Senior Director, Finance from 2015 to 2017 at Aimmune Therapeutics, Inc. Before joining Aimmune, Mr. Ryali was Senior Director, Financial Planning & Analysis at Jazz Therapeutics, plc in 2015, and held a series of different finance-related positions of increasing responsibility at Onyx Pharmaceuticals, Inc. and Amgen, Inc. from 2004 to 2015. Mr. Ryali earned a B.A. degree from the University of California, Los Angeles with a double-major in Economics and Microbiology, Immunology, and Molecular Genetics, and an MBA from the UCLA Anderson School of Management.

Stephana E. Patton, J.D., Ph.D. Stephana E. Patton has served as our General Counsel, Corporate Secretary, and Chief Compliance Officer since March 2019. Prior to joining Eiger, Dr. Patton was the General Counsel, Corporate Secretary, and Chief Compliance Officer of BioTime, Inc., a clinical-stage biotechnology company focused on the development and commercialization of novel therapies for the treatment of degenerative diseases. Prior to BioTime she was the General Counsel and Commercial Compliance Officer at BioDelivery Sciences, Inc., a publicly-traded specialty pharmaceutical company. Prior to BioDelivery Sciences, she held various senior management positions, including leading Intellectual Property (IP) and Licensing at Salix Pharmaceuticals Inc., a global pharmaceutical company. Prior to joining Salix, Stephana was in private practice at a large international law firm known for its IP and corporate securities practices. Dr. Patton earned a J.D. degree from the Boston University School of Law and a Ph.D. in Biochemistry, Cell and Developmental Biology from Emory University.

James Shaffer. James Shaffer served as the Chief Business Officer of Private Eiger from September 2015 until the completion of the Merger in March 2016, having previously served as a consultant to Private Eiger from August 2014 through September 2015. Since the completion of the Merger, Mr. Shaffer has served as our Chief Business Officer. Prior to his time at Private Eiger, Mr. Shaffer was Vice President and Chief Commercial Officer at Halozyme Therapeutics from 2011 to 2014 and Executive Vice President and Chief Commercial Officer at Clinical Data Inc. from 2007 to 2011. Prior to those positions, Mr. Shaffer held a series of different sale and product related positions of increasing responsibility at multiple pharmaceutical companies. Mr. Shaffer earned a B.S. in Agriculture Economics and a M.B.A. from the Ohio State University.

Eldon C. Mayer, III. Eldon Mayer has served as our Executive Vice President and Chief Commercial Officer since January 2020. Mr. Mayer previously served as a member of our Board from January 2018 until he joined us as Chief Commercial Officer in January 2020. From October 2016 to January 2020, Mr. Mayer served as Executive Vice President and Chief Commercial Officer of Rigel Pharmaceuticals, Inc.. From July 2008 to June 2015, Mr. Mayer served in various roles where he led the commercial strategy functions at Questcor Pharmaceuticals, a specialty biopharmaceutical company focused on serious, ultra-rare diseases, which was acquired by Mallinckrodt. Mr. Mayer also serves as a member of the Board of Directors for the National Community Oncology Dispensing Association. Mr. Mayer holds a BS in Finance from Fairleigh Dickinson University and an MBA in Marketing from Syracuse University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 15, 2020 by: (i) each of our directors and named executive officers; (ii) all executive officers and directors of the Company as a group; and (iii) all those known by the Company to be beneficial owners of more than five percent of its common stock.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options and warrants that are currently exercisable or exercisable within 60 days of March 15, 2020. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. Common stock subject to stock options currently exercisable or exercisable within 60 days of March 15, 2020, is deemed to be outstanding for computing the percentage ownership of the person holding these options and the percentage ownership of any group of which the holder is a member but is not deemed outstanding for computing the percentage of any other person.

Our calculation of the percentage of beneficial ownership is based on 24,570,359 shares of our common stock outstanding at March 15, 2020. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Eiger BioPharmaceuticals, Inc., 2155 Park Blvd., Palo Alto, CA 94306.

	Beneficial Ownership(1)
	Number of Shares		Percent of Total
5% Stockholders:
Entities affiliated with Adage Capital Partners, L.P.(2) 200 Clarendon Street, 52nd Floor Boston, Massachusetts 02116	2,225,000		9.1%
Entities affiliated with BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10055	1,889,692		7.7%
Entities affiliated with 683 Capital Management, LLC(4) 3 Columbus Circle, Suite 2205 New York, NY 10019	1,850,000		7.5%
Entities affiliated with Vivo Ventures Fund VI, L.P.(5) 192 Lytton Avenue Palo Alto, CA 94301	1,791,257		7.3%
Entities affiliated with Broadfin Capital, LLC(6) 300 Park Avenue, 25th Floor New York, New York 10022	1,236,368		5.0%
Named Executive Officers and Directors:
David Cory(7)	748,970		3.0%
Sriram Ryali(8)	34,335	*
Stephana Patton(9)	31,902	*
David Apelian, M.D., Ph.D.(10)	163,438	*
Evan Loh, M.D.(11)	37,811	*
Jeffrey Glenn, M.D., Ph.D.(12)	269,545		1.1%
Thomas Dietz, Ph.D(13)	115,333	*
Christine Murray, M.S., R.A.C.(14)	22,777	*
Amit Sachdev, J.D.(15)	9,999	*
All executive officers and directors as a group (11 persons)(16)	1,686,220		6.5%

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors and certain principal stockholders, Forms 4 and Schedules 13D and 13G filed with the SEC.
(2)

The indicated ownership is based solely on a Schedule 13G/A filed with the SEC by the reporting person on February 12, 2020. The Schedule 13G/a provides information as of December 31, 2019 and, consequently, the beneficial ownership of the reporting person may have changed between December 31, 2019 and March 15, 2020. Adage Capital Partners, L.P. directly holds 2,225,000 shares. Adage Capital Partners GP, L.L.C., the general partner of Adage Capital Partners, L.P., and Adage Capital Advisors, L.L.C., as managing member of Adage Capital Partners GP, L.L.C., have shared voting power and shared investment power over such securities and may be deemed to beneficially own such shares. The address for Adage is 200 Clarendon Street, 52nd Floor, Boston, MA 02116.

(3)

The indicated ownership is based solely on a Schedule 13G filed with the SEC by the reporting person on February 7, 2020. The Schedule 13G provides information as of December 31, 2019 and, consequently, the beneficial ownership of the reporting person may have changed between December 31, 2019 and March 15, 2020. BlackRock, Inc. has sole voting power with respect to 1,844,917 shares and sole dispositive power with respect to 1,889,692 shares. The address for Blackrock, Inc. is 55 East 52nd Street, New York, NY 10055.

(4)

The indicated ownership is based solely on a Schedule 13G filed with the SEC by the reporting person on February 13, 2020. The Schedule 13G provides information as of December 31, 2019 and, consequently, the beneficial ownership of the reporting person may have changed between December 31, 2019 and March 15, 2020. 683 Capital Management, LLC (“683 CM LLC”), as the investment manager of 683 Capital Partners, LP (“683 CP LP”), may be deemed to have beneficially owned the 1,850,000 shares beneficially owned by 683 CP LP. Ari Zweiman, as the Managing Member of 683 CM LLC, may be deemed to have beneficially owned the 1,850,000 shares beneficially owned by 683 CM LLC. The address of 683 CM LLC is 3 Columbus Circle, Suite 2205, New York, NY 10019.

(5)

The indicated ownership is based solely on a Schedule 13D/A filed with the SEC by the reporting person on November 18, 2019. The Schedule 13D/A provides information as of May 9, 2019 and, consequently, the beneficial ownership of the reporting person may have changed between May 9, 2019 and March 15, 2020. Vivo Ventures Fund VI, L.P. directly holds 1,774,095 shares, Vivo Ventures VI Affiliates Fund, L.P. directly holds 12,996 shares and Vivo Capital LLC directly holds 4,166 shares. Vivo Ventures VI, LLC, the sole general partner of both Vivo Ventures Fund VI, L.P. and Vivo Ventures VI Affiliates Fund, L.P., has shared voting power and shared investment power over such securities and may be deemed to beneficially own such shares. The voting members of Vivo Ventures VI, LLC are Dr. Frank Kung, Dr. Albert Cha, and Dr. Edgar Engleman, none of whom has individual voting or investment power with respect to the shares. The address for Vivo Ventures Fund VI, L.P and its affiliates is 192 Lytton Avenue, Palo Alto, CA 94301.

(6)

The indicated ownership is based solely on a Schedule 13G/A filed with the SEC by the reporting person on February 13, 2020. The Schedule 13G/A provides information as of December 31, 2019 and, consequently, the beneficial ownership of the reporting person may have changed between December 31, 2019 and March 15, 2020. Broadfin Capital, LLC (“Broadfin”) is the beneficial owner of 1,236,368 shares and shares voting and dispositive power over all such shares with Broadfin Healthcare Master Fund, Ltd. (“Broadfin Healthcare”) and Kevin Kotler. The address for Broadfin Healthcare is 20 Genesis Close, Ansbacher House, Second Floor, P.O. Box 1344, Grand Cayman KY1-1108, Cayman Islands.

(7)

Includes 69,346 shares owned directly by Mr. Cory and 649,844 shares that Mr. Cory has the right to acquire from the Company within 60 days of March 15, 2020 pursuant to the exercise of stock options. Additionally includes 29,780 shares held by Eiccose, LLC. As a managing member of Eiccose, LLC, Mr. Cory shares voting and dispositive power over the shares held by Eiccose, LLC and may be deemed to beneficially own such shares. The address for Eiccose, LLC is 1115 Lafayette Street, Santa Clara, CA 95050.

(8)	Includes 1,628 shares owned directly by Mr. Ryali and 32,707 shares that Mr. Ryali has the right to acquire from the Company within 60 days of March 15, 2020 pursuant to the exercise of stock options.
(9)

Includes 4,820 shares owned directly by Dr. Patton and 27,082 shares that Dr. Patton has the right to acquire from the Company within 60 days of March 15, 2020 pursuant to the exercise of stock options.

(10)	Includes 163,438 shares that Dr. Apelian has the right to acquire from the Company within 60 days of March 15, 2020 pursuant to the exercise of stock options.
(11)	Includes 37,811 shares that Dr. Loh has the right to acquire from the Company within 60 days of March 15, 2020 pursuant to the exercise of stock options.

(12)

Includes 31,355 shares owned directly by Dr. Glenn, 460 shares owned by an immediate family member of Dr. Glenn, 86,666 shares that Dr. Glenn has the right to acquire from the Company within 60 days of March 15, 2020 pursuant to the exercise of stock options and 151,064 shares held by Eiger Group International, Inc. Dr. Glenn is the Chief Executive Officer of Eiger Group International, Inc. Dr. Glenn has sole power to vote and sole power to dispose of shares directly owned by Eiger Group International, Inc. The address for Eiger Group International, Inc. is 2061 Webster Street, Palo Alto, CA 94301.

(13)

Includes 24,000 shares directly owned by Dr. Dietz and 91,333 shares that Dr. Dietz has the right to acquire from the Company within 60 days of March 15, 2020 pursuant to the exercise of stock options.

(14)	Includes 22,777 shares that Ms. Murray has the right to acquire from the Company within 60 days of March 15, 2020 pursuant to the exercise of stock options.
(15)	Includes 9,999 shares that Mr. Sachdev has the right to acquire from the Company within 60 days of March 15, 2020 pursuant to the exercise of stock options.
(16)

Includes only current directors and executive officers serving in such capacity on the date of the table. Consists of the shares and stock options held by Mr. Cory, Mr. Ryali, Dr. Patton, Dr. Apelian, Dr. Loh, Dr. Glenn, Ms. Murray, Dr. Dietz and Mr. Sachdev and shares and stock options held by current executive officers of Eiger not referenced in the table (Mr. James Shaffer and Mr. Eldon Mayer).

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2019, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were satisfied, except as follows:

•	A late Form 4 was filed by Mr. Cory covering an option to purchase 200,000 shares of the Company’s common stock granted in March 2019.

•	A late Form 4 was filed by Mr. Shaffer covering an option to purchase 50,000 shares of the Company’s common stock granted in March 2019.

•	A late Form 4 was filed by Dr. Apelian covering an option to purchase 110,500 shares of the Company’s common stock granted in March 2019.

•	A late Form 4 was filed by Ms. Murray covering an option to purchase 10,000 shares of the Company’s common stock granted in March 2019.

EXECUTIVE COMPENSATION

The Company’s named executive officers for the year ended December 31, 2019, which consist of any person who served as Eiger’s principal executive officer during any part of 2019, Eiger’s two other most highly compensated executive officers at December 31, 2019, and one former executive officer who departed from the Company during the year ended December 31, 2019, are:

•	David A. Cory, Eiger’s President and Chief Executive Officer;

•	Sriram Ryali, Eiger’s Chief Financial Officer;

•	Stephana E. Patton, Eiger’s General Counsel, Corporate Secretary and Chief Compliance Officer; and

•	David Apelian, Eiger’s former Chief Operating Officer.

The following Summary Compensation Table and narrative disclosure sets forth information regarding the compensation of our named executive officers for the years ended December 31, 2019 and 2018.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
David A. Cory(4)	2019	565,833	—	2,009,820	285,000	11,200	2,871,853
President and Chief Executive Officer	2018	532,917	—	1,301,120	319,757	11,000	2,164,794

Sriram Ryali(5)	2019	335,000	—	662,211	117,250	9,732	1,124,193
Chief Financial Officer

Stephana E. Patton(6)	2019	265,208	—	907,569	92,836	6,710	1,272,323
General Counsel, Corporate Secretary and Chief Compliance Officer

David Apelian(7)	2019	271,688	—	1,110,425	—	20,000	1,402,113
Former Chief Operating Officer	2018	514,076	—	1,739,306	247,272	48,000	2,548,654

(1)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during the applicable year computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 for stock-based compensation transactions (ASC 718). Assumptions used in the calculation of these amounts are included in Note 10 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019. These amounts do not reflect the actual economic value that may be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.

(2)

In addition to base salaries, the Company’s named executive officers are eligible to receive annual performance-based cash bonuses. For more information, see below under “Employment, Severance and Change in Control Agreements—Employment and Agreements with Current Named Executive Officers.”

(3)

Amount shown includes 401(k) matching contributions paid on behalf of the named executive officers and, in the case of Dr. Apelian, an additional payment of $20,000 in housing allowance in 2019. For more information, see below under “—Perquisites, Health, Welfare and Retirement Benefits.”

(4)	Mr. Cory was President and Chief Executive Officer of Private Eiger since 2009 and was appointed as President and Chief Executive Officer of Eiger on March 22, 2016 in connection with the Merger.
(5)	Mr. Ryali has served as Chief Financial Officer of Eiger since December 2018.
(6)	Dr. Patton has served as General Counsel, Corporate Secretary and Chief Compliance Officer of Eiger since March 2019.

(7)	Dr. Apelian resigned as Chief Operating Officer and Executive Medical Officer of Eiger effective as of June 14, 2019.

Outstanding Equity Awards at Fiscal Year-End

The following table presents the outstanding equity awards held by the Company’s named executive officers as of December 31, 2019.

				Option Awards
Name	Grant Date	Vesting Commencement Date		Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date
David A. Cory	9/24/2013	9/24/2013	(1)	17,504	—	$1.38	9/24/2023
	9/22/2015	9/22/2015	(2)	74,393	—	$2.06	9/22/2025
	3/23/2016	3/23/2016	(2)	268,116	17,875	$15.89	3/23/2026
	3/9/2017	3/9/2017	(1)	91,437	41,563	$11.75	3/9/2027
	3/14/2018	3/14/2018	(1)	83,125	106,875	$9.50	3/14/2028
	3/21/2019	3/21/2019	(1)	37,500	162,500	$14.31	3/20/2029

Sriram Ryali	1/3/2019	12/17/2018	(2)	22,500	67,500	$10.46	1/2/2029

Stephana E. Patton	3/21/2019	3/18/2019	(2)	—	90,000	$14.31	3/20/2029

David Apelian	9/28/2017	6/14/2017	(3)	20,833	4,167	$10.75	9/28/2027
	1/5/2018	1/3/2018	(2)	71,875	78,125	$13.70	1/5/2028
	3/14/2018	3/14/2018	(1)	16,187	20,813	$9.50	3/14/2028
	3/21/2019	3/21/2019	(1)	20,718	89,782	$14.31	3/20/2029

(1)	The option vests as to 1/48 of the shares in monthly installments measured from the vesting commencement date.
(2)	Twenty-five percent of the shares subject to the option vest on the first anniversary of the vesting commencement date, and the remainder vests in 36 equal monthly installments thereafter.
(3)	The option vests as to 1/36 of the shares in monthly installments measured from the vesting commencement date.

Employment, Severance and Change in Control Agreements

Offer Letter Agreements with Named Executive Officers

We have offer letter agreements with each of our named executive officers. The agreements generally provide for at-will employment and set forth the executive officer’s initial base salary, annual performance bonus opportunity, initial equity grant amount and eligibility for employee benefits. The key terms of the offer letters are described below.

Eiger entered into an amended and restated offer letter agreement with Mr. Cory in November 2019. The agreement is for an unspecified term and entitles Mr. Cory to an initial annual base salary of $570,000. Mr. Cory’s current annual base salary is $596,000. The agreement also provides that he will be eligible to receive a bonus targeted at 50% of base salary based upon his performance and the attainment of company objectives. Effective March 2020, Mr. Cory’s target bonus is 60% of his base salary. Pursuant to the terms of the agreement, Mr. Cory is subject to certain confidentiality obligations and is obligated to sign and comply with an agreement relating to proprietary information and inventions.

Eiger entered into an amended and restated offer letter agreement with Mr. Ryali in November 2019. The agreement is for an unspecified term and entitles Mr. Ryali to an initial annual base salary of $335,000.

Mr. Ryali’s current annual base salary is $393,800. The agreement also provides that he will be eligible to receive a bonus targeted at 35% of base salary based upon his performance and the attainment of company objectives. Effective March 2020, Mr. Ryali’s target bonus is 40% of his base salary. Pursuant to the terms of the agreement, Mr. Ryali is subject to certain confidentiality obligations and is obligated to sign and comply with an agreement relating to proprietary information and inventions.

Eiger entered into an amended and restated offer letter agreement with Dr. Patton in November 2019. The agreement is for an unspecified term and entitles Dr. Patton to an initial annual base salary of $335,000. Dr. Patton’s current annual base salary is $389,800. The agreement also provides that she will be eligible to receive a bonus targeted at 35% of base salary based upon her performance and the attainment of company objectives. Effective March 2020, Dr. Patton’s target bonus is 40% of her base salary. Pursuant to the terms of the agreement, Dr. Patton is subject to certain confidentiality obligations and is obligated to sign and comply with an agreement relating to proprietary information and inventions.

Eiger entered into an offer letter agreement with Dr. Apelian in December 2017. The agreement was for an unspecified term and entitled Dr. Apelian to an initial annual base salary of $518,000. Dr. Apelian’s annual base salary was $533,540. The agreement also provided that Dr. Apelian was eligible to receive a bonus of up to 40% of base salary based upon his performance and the attainment of company objectives. Pursuant to the terms of the agreement, Dr. Apelian is subject to certain confidentiality obligations and is obligated to sign and comply with an agreement relating to proprietary information and inventions.

On May 17, 2019, Dr. Apelian notified us of his resignation as an executive officer of Eiger, effective as of June, 2019. Dr. Apelian did not receive any payments upon termination of his employment.

Potential Payments upon Termination of Employment or Change in Control with our Named Executive Officers

Pursuant to the terms of his amended and restated offer letter agreement, upon termination of his employment without cause or resignation for good reason, Mr. Cory receives 18 months of base salary and COBRA coverage, as well as pro rata target bonus, 50% acceleration of the vesting of his unvested equity awards held as of such time and the deemed target achievement of any outstanding equity that is subject to performance-based vesting conditions. Upon termination of Mr. Cory’s employment without cause or resignation for good reason in connection with a change in control, Mr. Cory receives 24 months of base salary and COBRA coverage, as well as pro rata target bonus and 100% acceleration of the vesting of his unvested equity awards held as of such time and the deemed target achievement of any outstanding equity that is subject to performance-based vesting conditions.

Pursuant to the terms of his amended and restated offer letter agreement, upon termination of his employment without cause or resignation for good reason, Mr. Ryali receives 12 months of base salary and COBRA coverage, as well as pro rata target bonus and 50% acceleration of the vesting of his unvested equity awards held as of such time and the deemed target achievement of any outstanding equity that is subject to performance-based vesting conditions. Upon termination of Mr. Ryali’s employment without cause or resignation for good reason in connection with a change in control, Mr. Ryali receives 18 months of base salary and COBRA coverage, as well as pro rata target bonus and 100% acceleration of the vesting of his unvested equity awards held as of such time and the deemed target achievement of any outstanding equity that is subject to performance-based vesting conditions.

Pursuant to the terms of her amended and restated offer letter agreement, upon termination of her employment without cause or resignation for good reason, Dr. Patton receives 12 months of base salary and COBRA coverage, as well as pro rata target bonus and 50% acceleration of the vesting of her unvested equity awards held as of such time and the deemed target achievement of any outstanding equity that is subject to performance-based vesting conditions. Upon termination of Dr. Patton’s employment without cause or resignation for good reason in connection with a change in control, Dr. Patton receives 18 months of base salary and COBRA coverage, as well as pro rata target bonus and 100% acceleration of the vesting of her unvested equity awards held as of such time and the deemed target achievement of any outstanding equity that is subject to performance-based vesting conditions.

Option Repricings

We did not engage in any repricings or other material modifications to any of our named executive officers’ outstanding equity awards during the year ended December 31, 2019.

Perquisites, Health, Welfare and Retirement Benefits

Eiger’s named executive officers are eligible to participate in Eiger’s employee benefit plans and programs, including medical and dental benefits, flexible spending accounts, long-term care benefits, and short- and long-term disability and life insurance, to the same extent as its other full-time employees, subject to the terms and eligibility requirements of those plans.

Eiger maintains a tax-qualified retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees may defer eligible compensation subject to applicable annual Code limits. The 401(k) plan permits participants to make both pre-tax and certain after-tax (Roth) deferral contributions. These contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. Employees are immediately and fully vested in their contributions. Currently, Eiger makes matching contributions to the 401(k) plan in the amount of up to 4% of each eligible U.S. employee’s annual salary, subject to applicable annual Code limits. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be exempt under Section 501(a) of the Code. As a tax qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan.

Although Eiger does not have a formal policy with respect to the grant of equity incentive awards to its executive officers or any formal equity ownership guidelines applicable to them, Eiger believes that equity grants provide its executives with a strong link to Eiger’s long-term performance, create an ownership culture and help to align the interests of Eiger’s executives and its stockholders. In addition, Eiger believes that equity grants with a time-based vesting feature promote executive retention because this feature incentivizes executive officers to remain in Eiger’s employment during the vesting period. In 2019, Eiger granted Mr. Cory an option to purchase 200,000 shares of its common stock, Mr. Ryali an option to purchase 90,000 shares of its common stock, Dr. Patton an option to purchase 90,000 shares of its common stock and Dr. Apelian an option to purchase 110,500 shares of its common stock.

Nonqualified Deferred Compensation

None of Eiger’s named executive officers participated in or had account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by Eiger.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2019:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options(a)	Weighted-Average Exercise Price of Outstanding Options(b)	Number of Securities Remaining for Issuance under Equity Compensation Plans excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders(1)	2,767,617	$12.14	1,228,034
Equity compensation plans not approved by stockholders	—	—	—
Total	2,767,617	$12.14	1,228,034

(1)

Includes securities issuable under our 2009 Equity Incentive Plan (the “2009 Plan”), our Amended and Restated 2013 Equity Incentive Plan (the “2013 Plan”) and our 2013 Employee Stock Purchase Plan (the “ESPP”). The 2013 Plan provides that on the first day of each fiscal year, ending on (and including) January 1, 2026, the number of shares authorized for issuance under the 2013 Plan is automatically increased by a number equal to: (a) 5% of the total number of shares of capital stock outstanding on the last day of the preceding fiscal year; or (b) such lesser number of shares of common stock as is determined by the Board for the applicable year. The ESPP provides that on January 1st of each year, ending on (and including) January 1, 2026, the number of shares authorized for issuance under the ESPP is automatically increased by a number equal to the lesser of: (a) 1% of the total number of shares of capital stock outstanding on December 31st of the preceding calendar year; (b) 165,000 shares; or (c) such lesser number of shares of common stock as is determined by the Board for the applicable year.

NON-EMPLOYEE DIRECTOR COMPENSATION

The following table shows for the fiscal year ended December 31, 2019 certain information with respect to the compensation of all non-employee directors of the Company:

Name	Fees Earned or Paid in Cash	Option Awards(1)	Total
Former Non-Employee Directors.
Eldon Mayer (2)	$55,500	$94,581	$150,081

Current Non-Employee Directors.
Thomas Dietz, Ph.D.	$150,000	$189,162	$339,162
Jeffrey Glenn, M.D., Ph.D.	53,500	94,581	148,081
Evan Loh, M.D.	56,000	94,581	150,581
Christine Murray, M.S., R.A.C.(3)	47,958	302,216	350,174
Amit K. Sachdev, J.D.(4)	31,462	192,883	224,345
David Apelian, M.D., Ph.D.(5)	21,758	1,110,426	1,132,184

(1)

Amounts listed represent the aggregate grant date fair value of option awards granted during 2019 computed in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in Note 10 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019. These amounts do not reflect the actual economic value that may be realized by the non-employee director upon vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options. As of December 31, 2019, 45,000 shares were outstanding under options to purchase our common stock held by our former non-employee director Mr. Mayer. As of

December 31, 2019, the aggregate number of shares outstanding under all options to purchase our common stock held by our current non-employee directors were: Dr. Dietz: 88,000; Dr. Glenn: 85,000; Dr. Loh: 45,000; Ms. Murray: 35,000; Mr. Sachdev: 25,000; and Dr. Apelian: 322,500.
(2)	Mr. Mayer resigned from the Board of Directors effective as of January 6, 2020 in connection with his appointment as our Executive Vice President and Chief Commercial Officer.
(3)	Ms. Murray was appointed to the Board of Directors effective as of January 6, 2019.
(4)	Mr. Sachdev was appointed to the Board of Directors effective as of April 15, 2019.
(5)

Dr. Apelian served as our Chief Operating Officer and Executive Medical Officer until June 14, 2019. From January 1, 2019 through June 14, 2019, Dr. Apelian did not receive additional compensation for services provided as a director.

In May 2019, the Company’s compensation policy for non-employee directors was amended to provide for the following:

•	an annual cash retainer of $40,000;

•	an additional annual cash retainer of $80,000 for service as chairman of the Company’s Board of Directors;

•	an additional annual cash retainer of $7,500, $6,000 and $4,000 for service on the Company’s Audit Committee, Compensation Committee and Nominating and Governance Committee, respectively;

•	an additional annual cash retainer of $20,000, $12,000 and $8,000 for service as chairman of the Audit Committee, Compensation Committee and Nominating and Governance Committee, respectively;

•

an automatic annual option grant to purchase 10,000 shares of the Company’s common stock for each non-employee director serving on the Board of Directors, and 20,000 for the Chair of the Board, in each case vesting monthly over the twelve-months from the date of grant, subject to the director’s continued service with the Company; and

•

upon first joining the Company’s Board of Directors, an automatic initial grant of an option to purchase 25,000 shares of the Company’s common stock that vests monthly over a three-year period following the grant date subject to the director’s continued service with the Company.

In March 2020, the Board of Directors approved certain changes to the Company’s compensation policy for non-employee directors for 2020. Under the revised policy, the annual cash retainer for the chair of the Compensation Committee was increased to $15,000, the annual cash retainer for the chair of the Nominating and Governance Committee was increased to $10,000, the retainer for service on the Compensation Committee was increased to $7,500, the retainer for service on the Nominating and Governance Committee was increased to $5,000, and the retainer for service on the Audit Committee was increased to $10,000. In addition, under the revised policy, each member of the Board of Directors is entitled to an annual grant of 5,000 restricted stock units.

Each of the option grants described above vest and become exercisable subject to the director’s continuous service with the Company, provided that each option vests in full upon a change of control, as defined under the Company’s 2013 Plan. In addition, the post-termination exercise period for each of the option grants described above will be three years from the date of termination of service, if such termination of service is other than for cause subject to the ten-year term of each option. The options are granted under the Company’s 2013 Plan.

TRANSACTIONS WITH RELATED PERSONS

RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES

We have adopted a written related-person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related-person transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $120,000.

Transactions involving compensation for services provided to us as an employee, consultant or director are not considered related-person transactions under this policy. A related person is any executive officer, director or a holder of more than 5% of our common stock, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our Audit Committee (or, where review by our Audit Committee would be inappropriate, to another independent body of our Board of Directors) for review. The presentation must include a description of, among other things, the material facts, the direct and indirect interests of the related persons, the benefits of the transaction to us and whether any alternative transactions are available. To identify related-person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related-person transactions, our Audit Committee or another independent body of our Board of Directors takes into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to us;

•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from our employees generally.

In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval.

CERTAIN RELATIONSHIPS AND RELATED-PERSON TRANSACTIONS

The following is a summary of transactions since January 1, 2018 in which we have participated in which the amount involved exceeded or will exceed the lesser of 1% of our total assets or $120,000, and in which any of our directors, executive officers or holders of more than 5% of our capital stock or any members of their immediate family had or will have a direct or indirect material interest, other than compensation arrangements which are described under “Executive Compensation” and “Director Compensation.”

Indemnification Agreements

We have entered into indemnity agreements with our directors and officers that provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for all reasonable expenses and liabilities incurred with any action or proceeding brought against them by reason of the fact that they are serving in such capacity, and otherwise to the fullest extent permitted under Delaware law and our Bylaws.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Eiger stockholders will be “householding” the Company’s proxy materials. A single set of Annual Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Annual Meeting materials, please notify your broker or Eiger. Direct your written request to Eiger BioPharmaceuticals, Inc., Stephana Patton, Corporate Secretary, 2155 Park Blvd., Palo Alto, CA 94306 or contact Dr. Patton at 650-272-6138. Stockholders who currently receive multiple copies of the Annual Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

General Counsel, Corporate Secretary, and Chief Compliance Officer

April 28, 2020

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 is available on our website under the “Investors” section. Additionally, we will provide a copy of our Annual Report on Form 10-K without charge upon written request to: Corporate Secretary, Eiger BioPharmaceuticals, Inc., 2155 Park Blvd., Palo Alto, CA 94306.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. EIGER BIOPHARMACEUTICALS, INC. 2155 PARK BOULEVARD PALO ALTO, CA 94306 D10024-P39111 For All Withhold All For All Except EIGER BIOPHARMACEUTICALS, INC. To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR the following nominees: ! ! ! 1. Election of Directors Nominees: 01) Jeffrey S. Glenn, M.D., Ph.D. 02) Evan Loh, M.D. 03) Amit K. Sachdev, J.D. For Against Abstain The Board of Directors recommends you vote FOR proposals 2 and 4 and 1 YEAR on proposal 3: ! ! ! 2. To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the proxy statement. 2 Years 3 Years 1 Year Abstain ! ! ! ! 3. To approve, on an advisory basis, the frequency of stockholder advisory votes on executive compensation. For Against Abstain ! ! ! 4. To ratify the selection by the Audit Committee of our Board of Directors of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020. NOTE: To conduct any other business properly brought before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. D10025-P39111 EIGER BIOPHARMACEUTICALS, INC. Annual Meeting of Stockholders June 10, 2020 10:30 AM This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) David A. Cory and Stephana E. Patton, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of EIGER BIOPHARMACEUTICALS, INC., that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:30 AM, PDT on June 10, 2020, at the Company’s offices located at 2155 Park Boulevard, Palo Alto, CA 94306 and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side